                                                                EXHIBIT 10.15

                         PREFERRED STOCK PURCHASE AGREEMENT

       PREFERRED STOCK PURCHASE AGREEMENT, dated as of February 16, 2000 (this "AGREEMENT"), by and between UBIQUITEL HOLDINGS, INC., a Delaware corporation (the "COMPANY"), and DLJ MERCHANT BANKING PARTNERS II, L.P., a Delaware limited partnership (the "INVESTOR").

       SECTION 1.     ISSUANCE AND SALE OF SENIOR PREFERRED STOCK.

       (a) INITIAL PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, the Investor hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Investor, 2,110,347 shares (the "INITIAL SHARES") of the Company's 7% Senior Pay-in-Kind Non-Voting Convertible Preferred Stock (the "SENIOR PREFERRED STOCK"), at a price of $11.85 per share, for an aggregate purchase price (the "INITIAL PURCHASE PRICE") of $25,000,000 (the "INITIAL PURCHASE").

       (b) ADDITIONAL PURCHASE AND SALE. In addition to the Initial Purchase, subject to the terms and conditions set forth in this Agreement, the Investor hereby agrees to purchase from the Company, if requested by the Company by delivery of the notice referred to in paragraph (c) of this Section 1, 11,837,024 additional shares (the "ADDITIONAL SHARES" and, together with the Initial Shares, the "SHARES") of Senior Preferred Stock, at a price of $8.45 per share, for an aggregate purchase price (the "ADDITIONAL PURCHASE PRICE") of $100,000,000 (the "ADDITIONAL PURCHASE").

       (c) THE CLOSINGS. Subject to the terms and conditions set forth in this Agreement, the closing of the Initial Purchase (the "INITIAL CLOSING") shall take place on the date of this Agreement, or on such other date as may be agreed to in writing by the Company and the Investor (in either case, the "INITIAL CLOSING DATE"), at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022. In addition, subject to the terms and conditions set forth in this Agreement, the closing of the Additional Purchase (the "ADDITIONAL CLOSING") shall take place on June 30, 2000, or on such other date as may be agreed to in writing by the Company and the Investor (in either case, the "ADDITIONAL CLOSING DATE"), at the above offices of Latham & Watkins.

       (d) ISSUANCE OF THE SHARES. The Shares will be issued pursuant to a certificate of designations, preferences and relative participating, optional and other rights in the form of Exhibit A (the "CERTIFICATE OF DESIGNATIONS"), which has been or, on the Initial Closing Date will be, filed with the Secretary
of State of the State of Delaware.   As of the Initial Closing Date, each Share
will be convertible into one share (each, a "VOTING PREFERRED SHARE") of the Company's 7% Senior Pay-in-Kind Convertible Preferred Stock (the "VOTING PREFERRED STOCK"), which in turn will be convertible into one share (each, a "CONVERSION SHARE") of voting common stock, par value $.001 per share (the "COMMON STOCK"), of the Company. The Voting Preferred Shares will be issued pursuant to a certificate of designations, preferences and relative participating, optional and other rights in the form of Exhibit B (the "VOTING CERTIFICATE OF DESIGNATIONS" and, together with the Certificate of Designations, the "CERTIFICATES OF

DESIGNATIONS"), which has been or, on the Initial Closing Date will be, filed with the Secretary of State of the State of Delaware.

       (e) DELIVERIES AT CLOSING. At each of the Initial Closing and the Additional Closing, the Company shall deliver to the Investor a certificate or certificates representing the Initial Shares or the Additional Shares, as the case may be, registered in such name or names as requested in writing by the Investor at least one business day prior to such closing (or, if no such request has been made, in the name of the Investor), against payment of the Initial Purchase Price or the Additional Purchase Price, as the case may be, by wire transfer in same day funds to an account designated in writing by the Company at least two business days prior to such closing (or, if no such designation has been made, by check payable to the Company); PROVIDED, HOWEVER, that the Investor may retain from such payments any amounts then due and payable by the Company pursuant to Section 11 hereof.

       (f) DISTRIBUTIONS PAYABLE AT ADDITIONAL CLOSING. If, prior to the Additional Closing Date, the Company declares any dividend or other distribution (a "DISTRIBUTION") in respect of any of its capital stock (the "SUBJECT STOCK") such that, pursuant to the terms of the Certificate of Designations, holders of the Additional Shares would have been entitled to receive such Distribution had such Additional Shares been outstanding on the record date for such Distribution (the "RECORD DATE"), then (i) if such Distribution has already been made to holders of the Subject Stock, the Company shall distribute to the Investor on the Additional Closing Date the Distribution that the Investor would have received had the Investor owned the Additional Shares on the Record Date, and
(ii) if such Distribution has not yet been made to holders of the Subject Stock, the Company shall make such Distribution to the Investor on the same date that it is made to holders of the Subject Stock.

       (g) SHAREHOLDERS' AGREEMENTS. At each of the Initial Closing and the Additional Closing, the Company and the Investor shall execute a shareholders' agreement in the form of Exhibit C, in the case of the Initial Closing (the "INITIAL SHAREHOLDERS' AGREEMENT"), and in the form of Exhibit D, in the case of the Additional Closing (the "ADDITIONAL SHAREHOLDERS' AGREEMENT" and, together with the Initial Shareholders' Agreement, the "SHAREHOLDERS' AGREEMENTS").

       SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor as of the date hereof, as of the Initial Closing Date, and as of the Additional Closing Date (as though made as of each such date) as follows:

       (a) ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. The Company:

              (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

              (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently and as proposed to be conducted;

              (iii) has all requisite corporate power and authority to enter into and carry out the transactions contemplated by this Agreement, the Certificates of Designations and the Shareholders' Agreements;

              (iv) is qualified to do business as a foreign corporation and is in good standing in the States of Nevada and California; and

              (v) is not qualified, and is not required to qualify, to do business as a foreign corporation in any jurisdiction other than the States of Nevada and California.

       (b) SUBSIDIARIES. The Company has no subsidiaries other than UbiquiTel, LLC, a Delaware limited liability company (the "SUBSIDIARY"). The
Subsidiary:

              (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware;

              (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently and as proposed to be conducted;

              (iii) is qualified to do business as a foreign corporation and is in good standing in the States of Nevada and California hereto; and

              (iv) is not qualified, and is not required to qualify, to do business as a foreign corporation in any jurisdiction other than the States of Nevada and California.

The Company is the sole member of the Subsidiary, and no other person owns any equity or other similar interests in the Subsidiary. For purposes of this Agreement, a "subsidiary" of the Company includes any company, limited liability company, general or limited partnership or other entity:

              (v) of which at least a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such company, partnership or other entity are at the time owned or controlled, directly or indirectly, by the Company; or

              (vi) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by the Company.

       (c) AUTHORIZATION OF TRANSACTIONS. The execution and delivery by the Company of this Agreement, the Certificates of Designations and the Shareholders' Agreements, and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of the Company and its shareholders. This Agreement, the Certificates of Designations, and the Initial Shareholders' Agreement have been duly executed and delivered and constitute, and the Additional Shareholders' Agreement, if and when executed and delivered in accordance with this Agreement, will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

       (d) CAPITALIZATION OF THE COMPANY. Immediately prior to the Initial Closing, the capitalization of the Company consists of:

              (i) Common Stock, of which 150,000,000 shares are authorized and (A) 3,417,000 shares are issued and outstanding and owned, of record and beneficially, by, and in the amounts set forth opposite the names of, the persons listed on SCHEDULE 2(d) hereto, (B) 2,040,000 shares are reserved for issuance pursuant to the Company's 2000 Equity Incentive Plan, (C) 17,008,500 shares are reserved for issuance upon the conversion of the Company's Series A Preferred Stock, par value $.001 per share (the "SERIES A PREFERRED STOCK"), and
       (D) 2,489,075 shares are reserved for issuance upon the exercise of a warrant (the "BET WARRANT") issued to BET Associates, L.P. ("BET");

              (ii) non-voting common stock, par value $.001 per share (the "NON-VOTING COMMON STOCK"), of which 17,000,000 shares are authorized and
       (A) 16,000,000 shares are issued and outstanding and (B) 574,402 shares are reserved for issuance upon the exercise of a warrant (the "PARIBAS WARRANT") issued to Paribas North America, Inc. ("PARIBAS"); and

              (iii) preferred stock, of which 125,000,000 shares are authorized and (A) 17,008,500 shares have been designated as the Series A Preferred Stock and are issued and outstanding, (B) 35,000,000 shares have been or will be designated as the Senior Preferred Stock to be issued pursuant to this Agreement, and (C) 35,000,000 shares have been or will be designated as the Voting Preferred Stock to be issued upon conversion of the Senior Preferred Stock.

All of the issued and outstanding shares of Common Stock, Non-Voting Common Stock and Series A Preferred Stock are validly issued, fully paid and nonassessable. No series of preferred stock have been designated by the Company other than the Series A Preferred Stock, the Senior Preferred Stock and the Voting Preferred Stock. Except as set forth in the first sentence of this paragraph (d), there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) options or other rights to acquire, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (D) obligations of the Company to repurchase, redeem, or otherwise acquire or retire any securities of the type described in clause
(A), (B) or (C) of this sentence. Other than those agreements set forth on
SCHEDULE 2(d) hereto, the Company is not a party to any, and to the best of the Company's knowledge there are no, agreements, restrictions or encumbrances with respect to the purchase, sale or voting of the Company's securities, including, without limitation, preemptive rights, rights of first refusal, rights of first offer, proxies, voting agreements, voting trusts, registration rights agreements or shareholders' agreements.

       (e) AUTHORIZATION AND ISSUANCE OF SHARES. The Shares have been duly and validly authorized and, when issued, sold and delivered against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

       (f) AUTHORIZATION AND ISSUANCE OF VOTING PREFERRED SHARES AND CONVERSION SHARES. The Voting Preferred Shares initially issuable upon conversion of the Shares have been duly and validly authorized and reserved for issuance by the Company and, if and when issued in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable. The Conversion Shares initially issuable upon conversion of the Shares and the Voting Preferred Shares have been duly and validly authorized and reserved for issuance by the Company and, if and when issued in accordance with the Voting Certificate of Designations, will be validly issued, fully paid and nonassessable.

       (g) FINANCIAL STATEMENTS. The Company has made available to the Investor the audited consolidated financial statements of the Company as of and for the year ended December 31, 1999. Such historical financial statements:

              (i) are in accordance with the books and records of the Company and the Subsidiary;

              (ii) have been prepared in accordance with generally accepted accounting principles in the United States consistently applied ("GAAP"); and

              (iii) fairly present the consolidated financial position and results of operations of the Company as of the dates and for the periods presented.

The Company has made available to the Investor consolidated financial statement forecasts as of December 31 of and for each of the years in the ten-year period ending December 31, 2010. Such financial statement forecasts were prepared in good faith based on the assumptions set forth therein, which assumptions:

              (A) the Company believes to be reasonable as of the date hereof; and

              (B) include all assumptions that the Company believes are significant in forecasting the Company's financial position and results of operations as of such dates and for such periods, although actual results may differ materially from the results projected in such forecasts.

       (h) ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor the Subsidiary has any liabilities or obligations (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than:

              (i) liabilities or obligations reserved against or otherwise disclosed in the Company's consolidated balance sheet (the "BALANCE SHEET") as of December 31, 1999 (the "BALANCE SHEET DATE"), or the footnotes thereto;

              (ii) other liabilities or obligations which were incurred after the Balance Sheet Date in the ordinary course of business consistent (in amount and kind) with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and which, individually or in the aggregate, do not exceed $250,000;

              (iii) obligations and liabilities arising under the agreements listed on SCHEDULE 2(K) hereto; and

              (iv)    liabilities set forth on SCHEDULE 2(h) hereto.

       (i) ABSENCE OF CHANGES. Other than such changes set forth on SCHEDULE 2(i) hereto, since the Balance Sheet Date, each of the Company and the Subsidiary has conducted its business in the ordinary course, consistent with past practice and there has not been any:

              (i) material adverse change in the condition (financial or otherwise), operations, properties, prospects, results of operations, business, assets, or liabilities of the Company, the Subsidiary, or the industry in which the Company and the Subsidiary conduct or propose to conduct their business (a "MATERIAL ADVERSE CHANGE"), or any events or conditions that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

              (ii) waiver or cancellation of any material right of the Company or the Subsidiary, or the cancellation of any material debt or claim held by the Company or the Subsidiary;

              (iii) payment, discharge or satisfaction of any claim, liability or obligation of the Company or the Subsidiary other than in the ordinary course of business;

              (iv) mortgages, judgements, claims, liens, security interests, pledges, escrows, charges or other encumbrances of any kind or character whatsoever (collectively "ENCUMBRANCES") upon any assets of the Company or the Subsidiary, other than Encumbrances arising in the ordinary course of business that do not materially impair the ownership or use of such assets or the ability to obtain financing by using such assets as collateral (PROVIDED that all of the assets of the Company and the Subsidiary are subject to Encumbrances under the Company's Credit Agreement, dated December 29, 1999, among the Company, the Subsidiary, the banks named therein, and Paribas, as agent (the "CREDIT AGREEMENT"));

              (v) declaration or payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of the Company or the Subsidiary, other than the conversion of Non-Voting Common Stock to Voting Common Stock as a result of the transactions contemplated hereby pursuant to the Founders Stock Agreement, dated as of November 1, 1999 (the "FOUNDERS STOCK AGREEMENT"), among the Company, James Parsons, Donald A. Harris, Paul F. Judge, The Walter Group, Inc., and U.S. Bancorp (collectively, the "FOUNDERS"), as amended;

              (vi) issuance of any shares, bonds or other securities of the Company or the Subsidiary;

              (vii) sale, assignment or transfer of any tangible or intangible assets of the Company or the Subsidiary, other than in the ordinary course of business;

              (viii) loan by the Company or the Subsidiary to any officer, director, employee, consultant or shareholder of the Company or the Subsidiary, other than advances to such persons in the ordinary course of business in connection with travel and travel related expenses;

              (ix) damage, destruction or loss (whether or not covered by insurance) affecting the assets, property, financial condition or results of operations of the Company or the Subsidiary;

              (x) increase, direct or indirect, in the compensation (including bonuses and other benefits) paid or payable to any officer or director of the Company or the Subsidiary or, other than in the ordinary course of business, to any other employee, consultant or agent of the Company or the Subsidiary;

              (xi) change in the accounting or tax methods, practices or policies, or any tax election, of the Company or the Subsidiary;

              (xii) indebtedness incurred for borrowed money by the Company or the Subsidiary, other than in the ordinary course of business including pursuant to the Credit Agreement;

              (xiii) amendment to or termination of any material contract or agreement to which the Company or the Subsidiary is a party, including, without limitation, any operating agreement to which the Company is a party;

              (xiv) material change or pending or proposed material change to the regulation of the Company or the Subsidiary or their activities by any administrative agency or governmental body;

              (xv) material change in the manner of business or operations of the Company or the Subsidiary (including, without limitation, any accelerations or deferral of the payment of accounts payable or other current liabilities or deferral of the collection of accounts or notes receivable);

              (xvi) capital expenditures with respect to tangible assets or commitments therefor by the Company or the Subsidiary, other than capital expenditure amounts disclosed in the Company's business plan previously provided to the Investor (the "BUSINESS PLAN");

              (xvii) amendment of the certificate of incorporation, by-laws or other organizational documents of the Company or the Subsidiary, other than as contemplated by this Agreement;

              (xviii) transaction entered into by the Company or the Subsidiary other than in the ordinary course of business, or any other transaction entered into by the Company or the Subsidiary material to the Company and the Subsidiary, taken as a whole, whether or not in the ordinary course of business;

              (xix) amendment to or termination of the Company's affiliation management agreement with Sprint PCS (the "SPRINT AGREEMENT"); or

              (xx) agreement or commitment (contingent or otherwise) by the Company or the Subsidiary to do any of the foregoing other than the Bank Financing commitment and the High Yield Bridge Financing commitment.

       (j) NO CONFLICT. The execution, delivery and performance by the Company of this Agreement, the Certificates of Designations and the Shareholders' Agreements, the consummation of the transactions contemplated hereby and thereby, and the compliance by the Company with the provisions hereof and thereof, will not:

              (i) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgement or decree of any court, administrative agency or other governmental body, applicable to the Company or the Subsidiary, or any of their respective properties or assets;

              (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default, or give rise to any right of termination, cancellation or acceleration, under, any contract, agreement, license or permit to which the Company or the Subsidiary is a party, or result in the creation of any Encumbrance upon any of their respective properties or assets; or

              (iii) violate the certificate of incorporation, by-laws or other organization document of the Company or the Subsidiary.

       (k) AGREEMENTS. Except as set forth on SCHEDULE 2(k) hereto, neither the Company nor the Subsidiary is a party to any indenture, mortgage, guaranty, lease, license, or other contract, agreement or understanding, written or oral (each, a "CONTRACT"), other than any Contract that:

              (i) pursuant to its terms, has expired or has been terminated or fully performed by the parties and, in each case, under which neither the Company nor the Subsidiary has any liability, contingent or otherwise; or

              (ii) involves payments to or from the Company or the Subsidiary that aggregate less than $50,000 and is not material to the condition (financial or otherwise), operations, properties, prospects, results of operations, business, assets, or liabilities of the Company and the Subsidiary taken as a whole.

Each such Contract is a legal, valid and binding obligation, enforceable and in full force and effect against the Company, and, to the best of the Company's knowledge, all other parties thereto. There is no breach, violation or default by the Company or the Subsidiary, and no event (including, without limitation, the consummation of the transactions contemplated hereby or any pending or threatened termination, cancellation or material modification) that, with notice or lapse of time or both, would (i) constitute a breach, violation or default by the Company or the Subsidiary under any such Contract or (ii) give rise to any Encumbrance on any property or asset of, or right of, or result in any termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against, the Company or the Subsidiary under any such Contract. To the best knowledge of the Company, no other party to any of such Contracts is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Contracts, no waiver or indulgence has been granted by any of the parties thereto, and no party to any of such Contracts has repudiated any provision thereof.

       (l) INTELLECTUAL PROPERTY RIGHTS. Each of the Company and the Subsidiary owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property (as defined below) that is material, individually or in the aggregate, to the operation of its business as currently conducted. Each item of Intellectual Property owned or used by the Company or the Subsidiary immediately prior to the Initial Closing will be owned or available for use by the Company or the Subsidiary on identical terms and conditions immediately subsequent to the Initial Closing or the Additional Closing, as the case may be. Each of the Company and the Subsidiary has taken all necessary action to maintain and protect its interest in each item of Intellectual Property that is material to the conduct of its business.

              (ii) To the best knowledge of the Company, neither the Company nor the Subsidiary has interfered with, infringed upon, or misappropriated any Intellectual Property rights of third parties, and neither the Company nor the Subsidiary has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, or misappropriation, including any claim that it must license or refrain from using any Intellectual Property rights of any third party. To the best knowledge of the Company, no third party has interfered with, infringed upon, or misappropriated any Intellectual Property rights of the Company or the Subsidiary.

              (iii) Neither the Company nor the Subsidiary owns any patent or has any pending patent application.

              (iv) SCHEDULE 2(l) identifies each item of Intellectual Property that is material to the conduct of the business of the Company and the Subsidiary as presently conducted. Neither the Company nor the Subsidiary has granted any sublicense or similar right with respect to any such Intellectual Property, and, to best the knowledge of the Company, (A) each such item of Intellectual Property is not subject to any outstanding injunction, judgement, order, decree, ruling or change, and (B) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened that challenges the legality, validity, or enforceability of any such item of Intellectual Property.

              (v) For purposes of this Agreement, "INTELLECTUAL PROPERTY" means all worldwide:

                      (A) inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof;

                      (B) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

                      (C) copyrightable works, copyrights and applications, registrations and renewals in connection therewith;

                      (D) mask works and applications, registrations and renewals in connection therewith;

                      (E) know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulae, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals);

                      (F) computer software (including data and related documentation);

                      (G)   other proprietary rights;

                      (H) copies and tangible embodiments thereof (in whatever form or medium); and

                      (I)   licenses and agreements in connection therewith.

       (m) SUITABILITY. To the best knowledge of the Company, none of the events described in Item 401(f) of Regulation S-K promulgated under the United States Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "SECURITIES ACT"), has occurred during the last five years with respect to any director or officer of the Company or the Subsidiary.

       (n)    ASSETS.

              (i) Each of the Company and the Subsidiary has good and marketable title to, or a valid leasehold interest in or contractual right to use, all of its assets and properties, free and clear of any Encumbrances, other than (A) Encumbrances set forth in SCHEDULE 2(n) hereto, and (B) Encumbrances for taxes not yet due and payable.

              (ii) All buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, related capitalized items and other tangible property owned by, or leased to, the Company or the Subsidiary are:

                      (A) in good operating condition and repair (normal wear and tear excepted), free of any material structural or engineering defects;

                      (B) subject to continued repair and replacement in accordance with past practice and all material applicable regulations; and

                      (C) suitable for their current and proposed use in all material respects.

              (iii) Neither the Company nor the Subsidiary has received written notice of, or has knowledge of, any pending, threatened or contemplated condemnation proceeding or similar taking affecting the assets of the Company or the Subsidiary.

       (o)    EMPLOYEE MATTERS.

              (i)     The Company has no Benefit Plans (as defined below).

              (ii) With respect to each Employee Agreement (as defined below):

                      (A) each of the Company and the Subsidiary has complied with all of its obligations thereunder, and each such Employee Agreement is presently, and has at all times in the past been, in compliance with all statutes, orders, rules and regulations applicable to it;

                      (B) to the best knowledge of the Company, each such Employee Agreement that is a confidentiality or other similar agreement is fully enforceable in accordance with its terms, and no person is presently, or has at any time in the past been, in violation of any of the terms of any such Employee Agreement;

                      (C) there are no actions, proceedings, arbitrations, suits, claims or other similar proceedings pending or threatened against the Company or the Subsidiary with respect to any Employee Agreement, except for a threatened claim by the Company's former Vice
       President--Finance, Eli Bakofsky.

              (iii) Neither the Company, nor the Subsidiary, nor any ERISA Affiliate (as defined below) currently sponsors, maintains, contributes to, or is required to contribute to, and neither the Company nor the Subsidiary has any liability, contingent or otherwise, with respect to any "defined benefit plan" (as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974 ("ERISA")), "multiemployer plan" (as defined in Section 3(37) of ERISA), or Retired Welfare Plan (as defined below).

              (iv) To the best knowledge of the Company, no Employee has been hired in violation of any restrictive covenant or non-compete agreement with any other person.

              (v) The execution of, and performance of the transactions contemplated by, this Agreement, the Certificates of Designations and the Shareholders' Agreements will not (either alone or upon the occurrence of any additional or subsequent events):

                      (A) constitute an event under any Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Employee (as defined below); or

                      (B) result in any payment made or to be made by the Company or the Subsidiary constituting an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "CODE").

              (vi)  For purposes of this Agreement:

                      (A) "BENEFIT PLAN" means each plan, program, policy, payroll practice, contract, agreement or other arrangement, or commitment therefor, providing for compensation, severance, termination pay, pension, retirement or any other post-termination benefit, performance awards, share or share-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, which is now or previously has been sponsored, maintained, contributed to or required to be contributed to by the Company or the Subsidiary or pursuant to which the Company or the Subsidiary has any liability, contingent or otherwise;

                      (B) "EMPLOYEE AGREEMENT" means each management, employment, bonus, option, equity (or equity related), severance, consulting, noncompete, confidentiality or similar agreement or contract between the Company or the Subsidiary and any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company or the Subsidiary (an "EMPLOYEE");

                      (C) "ERISA AFFILIATE" means any entity that is (1) a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group," within the meaning of Section 414(b), (c) or (m) of the Code, (2) required to be aggregated under
       Section 414(o) of the Code, or (3) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing, in each case with the Company or the Subsidiary; and

                      (D) "RETIRED WELFARE PLAN" means any Benefit Plan that provides, or has any liability to provide, life insurance or medical, severance or other employee welfare benefits to any Employee beyond his or her retirement or termination of employment, except as required by
       Section 4980B of the Code.

       (p) LABOR RELATIONS; EMPLOYEES. Neither the Company nor the Subsidiary is bound by a change of control provision or change of control agreement in respect of any of its Employees. Neither the Company nor the Subsidiary is delinquent in payments to any of its Employees for any wages, salaries, commissions, bonuses or other compensation for any services performed or amounts required to be reimbursed. Each of the Company and the Subsidiary is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, occupational health and safety, workers' compensation, pay equity, labor, terms and conditions of employment and wages and hours. Neither the Company nor the Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and no labor union has requested or, to the best knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or the Subsidiary, or has bargaining rights in respect of any of the employees, representatives or agents of the Company or the Subsidiary. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving the Company or the Subsidiary. To the best knowledge of the Company, other than the Company's former Vice President--Finance, Eli Bakofsky, who has resigned, no salaried employee has any plans to terminate his or her employment with the Company or the Subsidiary.

       (q) LITIGATION; ORDERS. Other than as set forth on SCHEDULE 2(q) hereto, there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency (including, without limitation, proceedings, inquiries or investigations of the Federal Communication Commission (the "FCC")) pending or threatened against the Company or the Subsidiary or the assets or business of the Company or the Subsidiary. Neither the Company nor the Subsidiary is subject to any order, writ, injunction or decree of any court or other governmental department, commission, board, bureau, agency or instrumentality.

       (r) COMPLIANCE WITH LAWS; LICENSES. (i) Each of the Company and the Subsidiary has complied in all material respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgements and orders applicable to it and its business, Neither the Company nor any subsidiary is in material violation of any judgement, decree, writ, law, statute, rule, or regulation rendered or enacted respecting telecommunications applicable to it, or any published interpretation or policy relating thereto.

              (ii) Each of the Company and the Subsidiary either has or intends to procure in a timely manner such permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an "AUTHORIZATION") of, and has made all filings with and notices to, all necessary federal, state, local and foreign governmental or regulatory authorities (including, without limitation, as appropriate, the state public utilities commissions of Nevada, California, Idaho, Washington, Montana, Utah, Indiana, Kentucky, Wyoming, and Illinois) and self-regulatory organizations and all courts and other tribunals, including without limitation, under any applicable environmental laws, as are necessary to own, lease, license and operate its respective properties and to conduct its business, including the planned buildout of the PCS telecommunications network, as described in the Sprint Agreement. Each such authorization is or will be valid and in full force and effect, and each of the Company and the Subsidiary is in compliance with all of the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto.
There is no reason to believe that any governmental body or agency is considering limiting, suspending or revoking any such authorization; and no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such authorization; and such authorizations contain no restrictions that are burdensome to the Company or the Subsidiary.

              (iii) There are no judgements, decrees or orders issued by the FCC that could have a material adverse effect upon, or cause material disruption to, the Company's or the Subsidiary's operations. There is no complaint, investigation, action or proceeding pending or threatened relating to the Company's or the Subsidiary's operations, including, without limitation, any notice of violation, notice of apparent liability or order to show cause, other than proceedings that affect the PCS industry generally, that could have a material adverse effect upon, or cause material disruption to, the Company's or the Subsidiary's operations.

              (iv) Neither the Company nor the Subsidiary is in violation of any judgement, decree, order, writ, law, statute, rule or regulation rendered or enacted respecting telecommunications applicable to it, or any published interpretation or policy relating thereto.

              (v) No notices, reports or other filings are required to be made by the Company or the Subsidiary, either prior to or following the consummation of the transactions contemplated hereby, with, nor are any consents, registrations, applications or permits required to be obtained by the Company or the Subsidiary from, any court or governmental agency or other regulatory body or tribunal or similar entity pursuant to telecommunications regulatory law in connection with the consummation of the transactions contemplated hereby.

       (s) OFFERING EXEMPTION. Assuming the accuracy of the representations and warranties contained in Section 3 of this Agreement, each of the offer, sale, issuance and delivery of the Shares and the Conversion Shares is exempt from the prospectus and registration requirements of the Securities Act.

       (t) RELATED TRANSACTIONS. Other than as set forth on SCHEDULE 2(t) hereto, neither the Company nor the Subsidiary has been a party to any transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

       (u)    TAXES.

              (i) Each of the Company and the Subsidiary has duly and timely filed its Tax Returns (as defined below) with the appropriate Governmental Authority (as defined below) and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon. Each of the Company and the Subsidiary has duly and timely paid all Taxes (as defined below), including all installments on account of Taxes for the year, that are due and payable by it, whether or not assessed by the appropriate Governmental Authority. Each of the Company and the Subsidiary has established reserves that are reflected on the Balance Sheet that are at least equal to the amount of all Taxes that are not yet due and payable.

              (ii) Neither the Company nor the Subsidiary has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

                      (A) to file any Tax Return covering any Taxes for which the Company or the Subsidiary is or may be liable;

                      (B) the Company or the Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or

                      (C) any Governmental Authority may assess or collect Taxes for which the Company or the Subsidiary is or may be liable.

              (iii) (A) There are no actions, suits, proceedings, investigations, audits or claims pending or threatened against the Company or the Subsidiary in respect of any Taxes, (B) there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes,
(C) there are no rulings, requests for rulings or closing agreements relating to the Company or the Subsidiary that could affect its liability for Taxes for any period, (D) neither the Company nor the Subsidiary is a party to or is bound by any Tax allocation or Tax sharing agreement or arrangement, and neither the Company nor the Subsidiary has any current contractual obligation to indemnify any other person with respect to Taxes, (E) no taxing authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns has made any claim, assertion or threat that the Company or the Subsidiary is or may be subject to taxation by such jurisdiction, (F) neither the Company nor the Subsidiary has agreed in writing to, nor is it required to include in income, any adjustment by reason of a change in accounting method or otherwise, nor do the Company or the Subsidiary have any knowledge that any taxing authority has proposed, or is considering, any such change in accounting method, and (G) neither the Company nor the Subsidiary is a personal holding corporation within the meaning of Section 542 of the Code.

              (iv)    For purposes of this Agreement:

                      (A) "GOVERNMENTAL AUTHORITY" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, or court or other law, rule or regulating-making entity having or purporting to have jurisdiction on behalf of any nation, state or other subdivision thereof or any, municipality, district or other subdivision thereof;

                      (B) "TAXES" includes all taxes, duties, fees, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, and all surtaxes, customs duties, import and export taxes, and license, franchise and registration fees; and

                      (C) "TAX RETURN" includes all returns, reports, declarations, elections, notices, filings, information returns and statements filed or required to be filed with any Governmental Authority in respect of Taxes.

       (v) ENVIRONMENTAL PROTECTION. Each of the Company and the Subsidiary has conducted and is conducting its business in compliance with all applicable Environmental Laws (as defined below). Neither the Company nor the Subsidiary has caused, arranged or allowed, or contracted with any party for, the transportation, treatment, storage or disposal of any Hazardous Substance (as defined below) in connection with the operation of its business or otherwise.
To the best knowledge of the Company, no Hazardous Substance has been Released (as defined below) into the environment on or from any real property currently or formerly owned, leased or controlled by the Company or the Subsidiary, which Release is required or may be required under applicable Environmental Laws to be abated or remediated by the Company or the Subsidiary. To the best of the Company's knowledge, there are no past or present Releases, conditions, events, circumstances, facts, activities, practices, incidents, actions, or omissions that could reasonably be expected to form the basis of any claim, action, suit, proceeding, order, or administrative sanction against or involving the Company or the Subsidiary based on any violation of any Environmental Law or that is reasonably likely to require the Company or the Subsidiary to incur any material expense in connection therewith. For purposes of this Agreement:

                      (i) "ENVIRONMENTAL LAWS" means all laws, rules, regulations, orders, ordinances, codes and judgements of any Governmental Authority relating in full or in part to the protection of the environment, and employee and public health and safety, and includes those relating to the storage, generation, use, handling, manufacture, processing, labeling, transportation, treatment and Release of Hazardous Substances in effect and as amended as of the date of this Agreement;

                      (ii) "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material or toxic substance as defined, judicially interpreted or identified in any Environmental Law, including any asbestos, asbestos containing materials, petroleum and/or other hydrocarbons or petroleum by-products; and

              (iii) "RELEASE" shall have the meaning prescribed in any Environmental Law and includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement.

       (w) CONSENTS. Other than those consents that have been obtained and are set forth on SCHEDULE 2(w) hereto, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the:

              (i) execution, delivery and performance by the Company of this Agreement, the Certificates of Designations or the Shareholders' Agreements;

              (ii) the consummation by the Company of the transactions contemplated hereby or thereby; or

              (iii) the issuance, sale or delivery of the Shares, the Voting Preferred Shares or the Conversion Shares.

       (x) INSURANCE. All material assets of the Company and the Subsidiary that are of an insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Neither the Company nor the Subsidiary is in default of any insurance policy maintained by it. All such policies are in full force and effect and all premiums due with respect thereto have been paid. Neither the Company nor the Subsidiary has failed to give any notice or present any material claim under any such insurance policy in due and timely fashion or as required by any such insurance policy, and has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no material claims by the Company or the Subsidiary under any such policy to which any insurer is denying liability or defending under a reservation of rights or similar clause. Neither the Company nor the Subsidiary has received notice of any pending or threatened termination of any insurance policy or premium increase for the current policy period, and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

       (y) BROKERS. Neither the Company, nor the Subsidiary, nor any officer, director, employee or shareholder of the Company or the Subsidiary, has employed any broker, finder or placement agent in connection with the transactions contemplated by this Agreement.

       (z) REAL PROPERTY. Neither the Company nor the Subsidiary owns any real property; except as set forth on SCHEDULE 2(z) hereto, neither the Company nor the Subsidiary leases any real property. Each of the Company and the Subsidiary has unencumbered leasehold title to its leased real properties, free and clear of all imperfections of title and all Encumbrances, other than:

              (i) those consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of such property or irregularities in title thereto that, individually and in the aggregate, do not materially impair the use of such property;

              (ii) warehousemen's, mechanics', carriers', landlords', repairmen's or other similar Encumbrances arising in the ordinary course of business and securing obligations not yet due and payable;

              (iii) Encumbrances for the benefit of the lenders under the Credit Agreement; and

              (iv) other Encumbrances that, individually and in the aggregate, do not materially impair the use of such property or the ability to obtain financing by using such property as collateral. There are no options, rights of first refusal, rights of first offer or other similar rights with respect to any such real property.

With respect to each lease of real property to which the Company or the Subsidiary is a party, so long as the Company or the Subsidiary duly performs its obligations under such lease within applicable notice and grace periods:

              (v) the rights of the Company or the Subsidiary under such lease may not be terminated; and

              (vi) possession of such real property and the use and enjoyment thereof by the Company or the Subsidiary may not be disturbed by any landlord, overlandlord, mortgagee or other superior party.

Neither the Company nor the Subsidiary is obligated to purchase any real property currently leased by it, and no lease for real property is required to be accounted for under GAAP as a capitalized lease. Neither the Company nor the Subsidiary is a real property holding company as defined in Section 897 of the Code.

       (aa) INVESTMENT BANKING SERVICES. Neither the Company nor the Subsidiary is a party to any Contract that grants rights to any third party with respect to the performance of investment banking services for it, including, without limitation, with respect to its sale or a public offering, including an initial public offering, of its securities, other than:

              (i) any such agreement with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"); and

              (ii) the agreement dated as of January 12, 2000 with Verocom Group, Inc.

       (bb) PREVIOUS ISSUANCES EXEMPT. All securities issued by the Company or the Subsidiary prior to the date hereof have been issued in transactions exempt from the prospectus and registration requirements of the Securities Act and all applicable state securities or "blue sky" laws (collectively, "Securities Laws"), or have been distributed or registered, as the case may be, in compliance with all Securities Laws. Neither the Company nor the Subsidiary has violated any Securities Laws in connection with the issuance of any securities prior to the date hereof.

       (cc) PUBLIC UTILITY HOLDING COMPANY ACT; INVESTMENT COMPANY ACT. Neither the Company nor the Subsidiary is a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the Company nor the Subsidiary is an "investment company," or an "affiliated person" or a "principal underwriter" of an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

       (dd) DISCLOSURE. The documents and information disclosed and delivered to the Investor in connection with the transactions contemplated hereby, taken as a whole, do not contain an untrue statement of a material fact and do not fail to state any material fact necessary to make the statements therein not misleading, which untrue statements or omissions could reasonably be expected to be material to the Investor's evaluation of the transactions contemplated hereby.

       (ee) FINANCING COMMITMENTS. The Company has received commitments with respect to:

              (i) a senior credit facility providing the Company with a $120 million Term Loan A, a $75 million Term Loan B, and no less than $55 million of revolving credit borrowings (the "BANK FINANCING"), a copy of which is attached as SCHEDULE 2(ee)(i) to this Agreement; and

              (ii) a high yield bridge financing providing the Company with no less than $125 million of gross proceeds (the "HIGH YIELD BRIDGE FINANCING"), a copy of which is attached as SCHEDULE 2(ee)(ii) to this Agreement.

Each of the Bank Financing commitment and the High Yield Bridge Financing commitment has been duly authorized, executed and delivered by the parties thereto, and constitutes the valid and binding obligation of such parties, enforceable in accordance with its terms. The Company has no reason to believe that the conditions to funding contained in the Bank Financing commitment and the High Yield Bridge Financing commitment will not be satisfied on or prior to the Additional Closing Date.

       (ff) SUFFICIENT FINANCING. SCHEDULE 2(ff)(i) hereto sets forth the use of proceeds of the sale of the Initial Shares to the Investor, and SCHEDULE 2(ff)(ii) hereto sets forth the sources and uses of funds with respect to the sale of the Additional Shares to the Investor, and the consummation of the Bank Financing and the High Yield Bridge Financing. The proceeds of the sale of the Shares to the Investor, together with:

              (i)     the proceeds of the Bank Financing;

              (ii)    the proceeds of the High Yield Bridge Financing; and

              (iii)   reasonably anticipated cash flows from operations,

are sufficient, without any additional financing, to finance the Company's business plan through the end of the fiscal year ending December 31, 2010.

       (gg) SPRINT AGREEMENT. The Sprint Agreement has been duly authorized, executed and delivered by the parties thereto, and constitutes the valid and binding obligation of such parties, enforceable in accordance with its terms. In accordance with the terms of the Sprint Agreement, (i) the Company and the Subsidiary presently have the right to operate in the Reno/Tahoe territory, and
(ii) upon execution and delivery of this Agreement, the Bank Financing commitment and the High Yield Bridge Financing commitment, and affirmation by Sprint PCS that the conditions to financing have been met, the Company and the Subsidiary will have the right to operate in the jurisdictions listed on
SCHEDULE 2(gg) hereto.

       (hh)   ANTI-DILUTION; CHANGE OF CONTROL.  Other than as set forth on
SCHEDULE 2(hh) hereto, neither the execution of this Agreement, the Certificates of Designations or the Shareholders' Agreements, nor the consummation of the transactions contemplated hereby and thereby, will:

              (i) afford any holder of the Series A Preferred Stock, the BET Warrant, the Paribas Warrant or any other security of the Company that is exercisable or exchangeable for Common Stock with an anti-dilution adjustment or other similar right or protection; or

              (ii) afford any holder of the Series A Preferred Stock, the BET Warrant, the Paribas Warrant or any other security of the Company with any rights or protections, including, without limitation, rights to require the Company to redeem or repurchase any such securities, as a result of a "change of control" or other similar provision applicable thereto.

       (ii) FOUNDERS STOCK AGREEMENT. Pursuant to the terms of the Founders Stock Agreement, (i) no shares of Non-Voting Common Stock will vest or convert into shares of Common Stock in connection with the transactions contemplated hereby, other than (A) the vesting and conversion of 331,027 shares of Non-Voting Common Stock held by the Founders into shares of Common Stock upon consummation of the Initial Closing, and (B) the vesting and conversion of 258,567 shares of Non-Voting Common Stock held by the Founders into shares of Common Stock upon consummation of the Additional Closing; and
(ii) no additional shares of Non-Voting Common Stock will vest or convert into shares of Common Stock following the Additional Closing.

       SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants to the Company as of the date hereof, as of the Initial Closing Date, and as of the Additional Closing Date (as though made as of each such date) as follows:

       (a) INVESTMENT INTENT. The Investor is acquiring the Shares for investment only and not with a view to resale or distribution in a manner that would violate applicable securities laws.

       (b) ACCREDITED INVESTOR. The Investor is, and each person in whose name the Shares will be registered pursuant to Section 1(e) will be, an "Accredited Investor," as such term is defined in Rule 501(a)(1), (2), (3) (7) or (8) under the Securities Act.

       (c) NO REGISTRATION. The Investor understands that the Shares have not been and will not be registered under the Securities Act or the securities laws of any state of the United States, and that the sale contemplated hereby is being made in reliance on an exemption from such registration requirements. The Investor understands and agrees that the Shares may not be reoffered or resold in the United States or by or on behalf of a U.S. Person (as defined in Regulation S promulgated under the Securities Act) or a person in the United States unless the Shares have been registered under the Securities Act and any applicable state securities laws or an exemption from such registration requirements is available. The Investor understands that the certificates representing the Shares will bear a legend to such effect.

       SECTION 4.     COVENANTS OF THE COMPANY.

       (a) INITIAL PUBLIC OFFERING. The Company shall use its best effort to consummate, not later than April 15, 2000 (unless the Sprint Agreement is amended to permit a later date, but in any event not later than June 30, 2000), a registered public offering of equity securities that generates at least $100 million in gross proceeds to the Company. Without limiting the foregoing, the Company shall use its best efforts to:

              (i) prepare and file with the Securities and Exchange Commission (the "COMMISSION") a registration statement relating to such offering on the appropriate form; and

              (ii) file such amendments to such registration statement and take such other actions as may be necessary to cause such registration statement to be declared effective by the Commission.

       (b) CONDUCT OF BUSINESS. (i) Except as the Investor may otherwise consent to in writing, from the date hereof and through the Termination Date (as defined below), the Company shall not, and shall cause the Subsidiary not to, do any thing or take any action or omit to do anything or to take any action that:

              (ii) would cause any representation or warranty of the Company in this Agreement to be untrue as of the Additional Closing Date, other than any such action or omission in the ordinary course of business and expressly contemplated by the Business Plan that would cause Schedules 2(k) and 2(i) (as such schedule relates to repayment of the debt owed to BET and potential qualification in additional states) to be incomplete; or

              (iii) would be a Major Transaction under the Additional Shareholders' Agreement if the Additional Shareholders' Agreement were in effect.

For purposes of this Agreement, "TERMINATION DATE" means the first to occur of
(i) the Additional Closing Date, and (iii) the date on which this Agreement is terminated in accordance with Section 7 hereof.

       (c) PROVISION OF FINANCIAL INFORMATION. From the date hereof and through the Termination Date, the Company agrees to furnish to the Investor the following:

              (i) within 15 days after the end of each fiscal month, internal monthly financial and operating statements for such month prepared by the Company under the direction of a senior executive officer of the Company, together with a statement certified by the Chief Financial Officer, Vice President--Finance or Chief Executive Officer of the Company certifying that such financial statements:

                      (A) are in accordance with the books and records of the Company and the Subsidiary; and

                      (B) fairly present the consolidated financial position and results of operations of the Company as of the dates and for the periods presented.

              (ii) within 30 days after the end of each quarterly fiscal period, unaudited balance sheets and an income statement as of the end of such period, together with statements of retained earnings and cash flow for such period ("QUARTERLY FINANCIALS") and a letter or memorandum discussing the summary financial information for such period and setting forth a comparison by reasonable categories of such financial information to the comparable figures for the prior year and a reasonable explanation of any differences (a "MANAGEMENT LETTER") (with the Management's Discussion and Analysis of Financial Condition and Results of Operation section of any Form 10-Q or Form 10-K or similar document filed with the Commission for such quarter being sufficient to satisfy this requirement), together with a statement certified by the Chief Financial Officer, Vice President--Finance or Chief Executive Officer of the Company certifying that such financial statements:

                      (A) are in accordance with the books and records of the Company and the Subsidiary;

                      (B)   have been prepared in accordance with GAAP; and

                      (C) fairly present the consolidated financial position and results of operations of the Company as of the dates and for the periods presented.

              (iii) within 90 days (or such lesser period as is either (A) required under applicable laws for similar disclosure to any securityholders of the Company or (B) in which similar disclosure is provided to other financing sources of the Company, including, without limitation, any banks) after the end of each fiscal year, (1) audited balance sheets and an income statement as of the end of such fiscal year, together with statements of retained earnings and cash flow for such fiscal year, all in reasonable detail and certified by a recognized national firm of independent accountants selected by the Company as presenting fairly the financial position and results of operations of the Company and as having been prepared in accordance with GAAP, including their opinion thereon, (2) the accounting firm's management letter, and
       (3) a Management Letter (with the Management's Discussion and Analysis of Financial Condition and Results of Operation section of any Form 10-Q or Form 10-K or similar document filed with the Commission for such quarter being sufficient to satisfy this requirement); and

              (iv) promptly upon becoming available, (A) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Company to its shareholders or released to the public and copies of all regular and periodic reports, if any, filed by the Company with any securities regulatory agency or any securities exchange, and (2) any other financial or other information available to management of the Company as the Investor shall have reasonably requested.

              The financial statements and information delivered pursuant to this paragraph (c) shall be the consolidated and consolidating financial statements of the Company and the Subsidiary.

       (d) REQUIRED NOTICES. At all times from the date hereof and through the Termination Date, the Company shall promptly give written notice to the Investor of:

              (i) any facts or circumstances or the occurrence of any event or the failure of any event to occur, which has or is reasonably likely to have, (A) a material adverse effect on the condition (financial or otherwise), operations, properties, prospects, results of operations, business, assets, or liabilities of the Company or the Subsidiary or (B) a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to satisfy its obligations hereunder;

              (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any authority with respect to the Company or the Subsidiary or the transactions contemplated hereby;

              (iii) the institution or the threat of institution of any litigation or similar action with respect to the Company or the Subsidiary or the consummation of the transactions contemplated hereby; and

              (iv) the occurrence of any event, or the discovery of any facts or circumstances which will or is reasonably likely to result in the failure (A) of any representation or warranty set forth herein to continue to be true or (B) to satisfy any condition set forth in Section 5 or 6.

The Company shall keep the Investor apprised of material changes with respect to such events promptly upon the occurrence of such events.

       (e) NO SHOP. Other than in connection with the sale of the Company as an entirety, at all times from the date hereof through the earliest of the consummation of a Qualifying Public Offering (as defined below), the Additional Closing Date and December 31, 2001, the Company shall not, and shall not authorize any of its officers or directors or any other person on its behalf to, solicit, encourage, negotiate or accept any offer from any party concerning:

              (i) the issuance or sale any equity securities of the Company, other than in a registered, public offering of equity securities in the United States; or

              (ii) any other agreement or arrangement that would be inconsistent with the consummation of the transactions contemplated hereby,

(in the case of either clause (i) or (ii), a "PROHIBITED TRANSACTION"), nor shall the Company participate in any discussions or negotiations regarding, or furnish any information with respect to, or facilitate in any other manner, any Prohibited Transaction; PROVIDED, HOWEVER, that, beginning July 1, 2000, the Company may participate in discussions or negotiations regarding, furnish information with respect to, facilitate and consummate a Prohibited Transaction if and only if, prior to consummating any Prohibited Transaction, the Company shall offer the Investor the opportunity to consummate the Additional Purchase on the terms set forth in this Agreement, which offer shall be in writing and shall set forth in reasonable detail the terms of the proposed Prohibited Transaction (the "NO SHOP OFFER"). The Investor shall have 20 days to review the No Shop Offer, during which time the Company shall provide the Investor with such information concerning the Company (including, without limitation, the financial and other information of the type reviewed by the Investor prior to the date of this Agreement) that the Investor reasonably requests. Prior to the expiration of such 20-day period, the Investor may notify the Company in writing (the "ACCEPTANCE NOTICE") that either:

              (A) it is accepting the No Shop Offer, in which case the Company and the Investor shall, on the date set forth in the Acceptance Notice, which date shall be no less than five days and no more than 30 days from the giving of the Acceptance Notice, consummate the Additional Purchase in accordance with the terms of this Agreement, and the Company shall not consummate the Prohibited Transaction (except that the Company may consummate the Prohibited Transaction following the Additional Closing if done so in accordance with the terms hereof and of the Shareholders' Agreement and the Certificates of Designations);

              (B) it is rejecting the No Shop Offer, but it is electing to participate in the Prohibited Transaction, in which case the Investor shall have the right to participate in the Prohibited Transaction at the level, not to exceed one-third of the total Prohibited Transaction, set forth in the Acceptance Notice; PROVIDED, HOWEVER, that the Investor's participation in the Prohibited Transaction shall be on identical terms to the participation by the other investors in the Prohibited Transaction; or

              (C) it is rejecting the No Shop Offer and is electing not to participate in the Prohibited Transaction.

In the event that the Investor fails to deliver an Acceptance Letter prior to the expiration of such 20-day period, the Investor shall be deemed to have rejected the No Shop Offer and to have elected not to participate in the Prohibited Transaction. On or prior to the date hereof, the Company shall terminate any existing discussions regarding a possible Prohibited Transaction. The Company shall promptly notify the Investor in writing of any inquiries or proposals from any third party regarding a possible Prohibited Transaction.

       (f) USE OF FUNDS. The Company shall use the proceeds of the sale of the Initial Shares in accordance with SCHEDULE 2(ff)(i) hereto, and shall use the proceeds of the sale of the Additional Shares, the Bank Financing and the High Yield Bridge Financing (or any high yield financing consummated in lieu thereof) in accordance with SCHEDULE 2(ff)(ii) hereto.

       SECTION 5. CONDITIONS TO OBLIGATIONS OF THE INVESTOR. The obligations of the Investor to purchase the Initial Shares at the Initial Closing and to purchase the Additional Shares at the Additional Closing are subject to the satisfaction, on or prior to the Initial Closing Date or the Additional Closing Date, as the case may be, of the following conditions:

       (a) REPRESENTATIONS TRUE. Each representation and warranty made by the Company herein shall be true and correct, on and as of the Initial Closing Date or the Additional Closing Date, as the case may be; PROVIDED, HOWEVER, that on the Additional Closing Date, Schedules 2(k) and 2(i) (as such schedule relates to repayment of the debt owed to BET and potential qualification in additional states) hereto may be amended to include any matters that have arisen by virtue of actions taken by the Company since the Initial Closing Date, provided that such actions were not taken in violation of Section 4(b) hereof.

       (b) COMPLIANCE WITH COVENANTS. The Company shall have complied with all agreements and covenants contained herein or in the Shareholders' Agreements required to be performed by it on or prior to the Initial Closing Date or the Additional Closing Date, as the case may be.

       (c) OFFICER'S CERTIFICATE. The Company shall have delivered to the Investor a certificate of a senior executive officer of the Company, in form and substance satisfactory to the Investor, certifying that the conditions set forth in paragraphs (a), (b), (g), (h) and (j) have been satisfied.

       (d) SECRETARY'S CERTIFICATE. The Company shall have delivered to the Investor a certificate of its Secretary, in form and substance satisfactory to the Investor, certifying:

              (i) a true and correct copy of the Certificate of Incorporation of the Company, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

              (ii)    a true and correct copy of the by-laws of the Company;

              (iii) a certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Delaware;

              (iv) resolutions of the board of directors of the Company authorizing the execution and delivery by the Company of this Agreement, the Certificates of Designations and the Shareholders' Agreements, and the performance of the Company's obligations hereunder and thereunder;

              (v) true and correct forms of stock certificates for the Senior Preferred Stock, the Voting Preferred Stock and the Common Stock;

              (vi) true and correct copies of all governmental and third-party consents, approvals and filings required to be obtained or made in order to consummate the transactions contemplated hereby; and

              (vii)   the incumbency of the officers of the Company.

       (e) CERTIFICATES OF DESIGNATIONS. Each of the Certificates of Designations shall have been filed with the Secretary of State of the State of Delaware, and evidence thereof satisfactory to the Investor shall have been provided to the Investor.

       (f) SHAREHOLDERS' AGREEMENTS. The Initial Shareholders' Agreement or the Additional Shareholders' Agreement, as the case may be, shall have been duly executed and delivered by the Company.

       (g)    FINANCING COMMITMENTS.  The Company shall have received:

              (i) commitments, in form and substance satisfactory to the Investor, with respect to the Bank Financing and the High Yield Bridge Financing; and

              (ii) a letter from DLJ, dated as of the Initial Closing Date, in form and substance satisfactory to the Investor, addressed to the Company and entitling the Investor to rely thereon, indicating that DLJ is highly confident of the ability to consummate a Qualifying Public Offering on or prior to June 30, 2000.

The Company shall have performed all of its obligations under the Bank Financing commitment and the High Yield Bridge Financing commitment, including the payment of all fees thereunder, required to be performed through the Initial Closing Date or the Additional Closing Date, as the case may be.

       (h) SPRINT AGREEMENT. None of the Initial Closing, the Additional Closing, the Bank Financing or the High Yield Bridge Financing shall violate or conflict with the terms of the Sprint Agreement.

       (i) OPINION OF COUNSEL. The Investor shall have received from Greenberg Traurig P.A., counsel to the Company, an opinion addressed to the Investor, dated as of the Initial Closing Date or the Additional Closing Date, as the case may be, in form and substance satisfactory to the Investor.

       (j) REGISTRATION RIGHTS AGREEMENT. The Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company, the Founders, the holders of Series A Preferred Stock listed on the signature pages thereto, Paribas, BET and the Investor, shall have been duly executed and delivered by the Company and the other parties thereto.

       (k) AMENDMENT TO FOUNDERS STOCK AGREEMENT. The Second Amendment to the Founders Stock Agreement, dated as of February 22, 2000, by and among the Company and the Founders, shall have been duly executed and delivered by the Company and the Founders.

       (l) NO PROHIBITION. No governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgement, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby.

       (m) CONSENTS. Each governmental or third party consent, approval or filing required to be obtained or made and any waiting period required to have expired in order to consummate the transactions contemplated by this Agreement shall have been obtained, or made, as the case may be, and any such waiting period shall have expired.

       SECTION 6. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE INVESTOR. In addition to the conditions set forth in Section 5 hereof, the obligation of the Investor to purchase the Additional Shares at the Additional Closing is subject to the satisfaction, on or prior to the Additional Closing Date, of the following additional conditions:

       (a) INITIAL PURCHASE CONSUMMATED. The Initial Purchase shall previously have been consummated in accordance with the terms of this Agreement.

       (b) NOTICE BY THE COMPANY. The Company shall have notified the Investor in writing, no later than 5:00 p.m. New York City time on June 16, 2000, that it is requesting that the Investor purchase the Additional Shares.

       (c) OTHER FINANCINGS CONSUMMATED. Prior to or simultaneously with the Additional Closing:

              (i) the Company shall have executed, or shall execute simultaneously with the Additional Closing, a definitive credit agreement with respect to the Bank Financing, and the Term Loan B facility thereunder shall have been funded or shall be funded simultaneously with the Additional Closing; and

              (ii) the Company shall have consummated, or shall consummate simultaneously with the Additional Closing, the High Yield Bridge Financing or other high yield financing providing the Company with no less than $125 million of gross proceeds (in either case, the "HIGH YIELD FINANCING").

On the Additional Closing Date, the Company shall deliver to the Investor:

              (iii) a letter, addressed to the Investor and executed on behalf of the Company by a senior executive officer of the Company, in form and substance satisfactory to the Investor, entitling the Investor to rely on the representations and warranties of the Company contained in the documentation relating to the Bank Financing and in the documentation relating to the High Yield Financing; and

              (iv) a letter, addressed to the Investor, from Greenberg Traurig P.A., counsel to the Company, in form and substance satisfactory to the Investor, entitling the Investor to rely on the opinions of such counsel provided to the lender(s) of the Bank Financing and to the underwriter(s) or initial purchaser(s) of the High Yield Financing.

       (d) NO QUALIFYING PUBLIC OFFERING. The Company shall not have entered into any underwriting, purchase or other similar agreement relating to a registered public offering of equity securities generating at least $50 million in gross proceeds to the Company (a "QUALIFYING PUBLIC OFFERING"), unless such agreement has expired, has been terminated or otherwise is no longer in full force and effect. The condition contained in this paragraph (d) shall in no way relieve the Company from its obligations set forth in Section 4(a) hereof.

       (e) CONDITION TO SPRINT AGREEMENT SATISFIED. The condition set forth in Section 11.3.6 of the Sprint Agreement, as amended by Section 7 of Addendum I to the Sprint Agreement and Section 2 of Addendum II to the Sprint Agreement, shall have been satisfied, or shall be satisfied simultaneously with the Additional Closing.

       SECTION 7. TERMINATION. The obligation of the parties hereunder may be terminated by the mutual written consent of the Company and the Investor. In addition, the obligations of the parties hereunder will terminate automatically without further action on the part of the Company or the Investor and without liability on the part of the Company or the Investor (provided that neither party is otherwise in breach or default of its obligations under this Agreement) if (i) on or prior to the Additional Closing Date, the Company consummates a Qualifying Public Offering, or (ii) the Additional Closing shall not have occurred on or before June 30, 2000. Notwithstanding any termination of this Agreement, the provisions of this Section 7 and of Section 4(e) and Sections 9 through 23 shall continue to be in full force and effect.

       SECTION 8. REPURCHASE OF INITIAL SHARES. In the event that (a) the Company does not consummate a Qualifying Public Offering on or prior to June 30, 2000 and (b) the Additional Closing has not occurred on or prior to June 30, 2000, then the Company is obligated to repurchase the Initial Shares no later than June 30, 2001 for an aggregate repurchase price in cash of $25,000,000, together with interest on such amount commencing on June 30, 2000 through the repurchase date. The interest rate applicable to such repurchase shall initially be 7% and shall increase by 2.5% each 90 days following June 30, 2000 until such repurchase is consummated.

       SECTION 9. TRANSFER TAXES. The Company agrees that it will pay, and will hold the Investor harmless from any and all liability with respect to, any transfer, documentary or stamp taxes ("TRANSFER TAXES") that may be determined to be payable in connection with the execution and delivery of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement, and that it will similarly pay and hold the Investor harmless from all such Transfer Taxes in respect of the issuance of any of the Shares to the Investor.

       SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein shall survive the Initial Closing and the Additional Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall constitute additional representations and warranties by the Company under this Agreement.

       SECTION 11. EXPENSES. The Company hereby agrees to pay its own expenses, and to pay or promptly to reimburse the Investor for all out-of-pocket expenses incurred by the Investor in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of counsel to the Investor.

       SECTION 12.    INDEMNIFICATION.

       (a) GENERAL INDEMNIFICATION. The Company hereby agrees to indemnify, defend and hold the Investor and its affiliates, and each of their respective officers, directors, partners, managing directors, affiliates, employees, agents, consultants, representatives, successors and assigns (each, an "INVESTOR ENTITY") harmless from and against all Losses (as defined below) incurred or suffered by an Investor Entity (whether incurred or suffered directly or indirectly through ownership of Shares, Voting Preferred Shares or Conversion Shares) arising out of, relating to, or resulting from any breach of any of the representations, warranties, covenants or agreements made by it in this Agreement or in any agreement, certificate or other instrument delivered pursuant hereto including, without limitation, the Certificates of Designations and the Shareholders' Agreements. For purposes of this Agreement, "LOSSES" means all claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgements, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith), costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts.

       (b) INDEMNIFICATION PRINCIPLES. Any indemnification payment by the Company to the Investor pursuant to this Section 12 shall include an additional amount so that the Investor does not, directly or indirectly, bear any portion of such payment made by the Company on account of the Investor's direct or indirect investment in the Company as contemplated by this Agreement. Any payment by the Company to the Investor pursuant to this Section 12 shall be treated for federal income tax purposes as a purchase price adjustment.

       (c) CLAIM PROCEDURE. (i) Any Investor Entity seeking indemnification under this Section 12 shall, promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give a claim notice relating to such Loss (a "CLAIM
NOTICE") to the Company, which Claim Notice shall specify the nature of the claim with reasonable specificity; PROVIDED, HOWEVER, that a failure or delay in giving a Claim Notice shall not affect the obligation of the Company to provide indemnification hereunder unless, and only to the extent that, the Company is materially prejudiced thereby.

              (ii) If an Investor Entity determines to seek indemnification under this Section 12 with respect to Losses resulting from the assertion of liability by a third party, the Company shall be entitled, if it so elects by written notice delivered to such Investor Entity within 10 days after receiving the applicable Claim Notice, to assume the defense thereof with counsel satisfactory to such Investor Entity. Notwithstanding the foregoing, such Investor Entity shall have the right to employ its own counsel to participate in its defense in any such case, but the fees and expenses of such counsel shall be at its own expense unless (A) the Company shall not have employed counsel satisfactory to the Investor Entity to represent the Investor Entity within a reasonable time after delivery of the notice referred to in the preceding sentence or (B) such Investor Entity shall reasonably determine that there is a conflict of interest between such Investor Entity and the Company with respect to such claim, in each of which case the fees and expenses of such counsel shall be borne by the Company. The Company shall not, without such Investor Entity's written consent, settle or compromise any of such claims, or consent to entry of any judgement in respect thereof, unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to such Investor Entity a release from all liability in respect of such claims.

              (iii) In the event that an Investor Entity asserts the existence of a claim with respect to Losses other than claims resulting from the assertion of liability by third parties, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such claim, including, without limitation, attorney fees.

       SECTION 13. REMEDIES. In case any one or more of the covenants or agreements set forth in this Agreement shall have been breached by the Company, the Investor may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement, and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

       SECTION 14. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Company and the Investor and their respective successors and assigns (to the extent permitted below). In addition, and whether or not any express assignment has been made, except as otherwise expressly stated in this Agreement, the provisions of this Agreement which are for the benefit of the Investor as a purchaser or holder of Shares are also for the benefit of, and enforceable by, any permitted subsequent holder of such Shares. The parties acknowledge that, subject to compliance with applicable securities laws, the Investor may transfer and assign all or a part of its rights and obligations under this Agreement to one or more other parties with the consent of the Company, which consent shall not be unreasonably withheld.
This Agreement shall not be assigned by the Company.

       SECTION 15. ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

       SECTION 16. NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by fax, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

       (a)  if to the Company, to:

              UbiquiTel Holdings, Inc.
              3 Bala Plaza
              Bala Cynwyd, PA 19004
              Attn: Donald A. Harris
              Fax: (610) 660-4920

       with a copy to:

              Greenberg Traurig P.A.
              1750 Tysons Boulevard
              Tysons Corner, Virginia 22102
              Attn: Lee R. Marks
              Fax: (703) 749-1301

       (b) if to the Investor, to:

              DLJ Merchant Banking Partners II, L.P.
              277 Park Avenue
              New York, New York 10172
              Attn.: Andrew Rush and Tim White
              Fax: (212) 892-7272

       with a copy to:

              Latham & Watkins
              885 Third Avenue
              New York, New York 10022
              Attn.: Ian B. Blumenstein
              Fax: (212) 751-4864

All such notices, requests, consents and other communications shall be deemed to have been given when received.

       SECTION 17. AMENDMENTS. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, pursuant to the written consent of the Company and the Investor.

       SECTION 18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

       SECTION 19. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

       SECTION 20. DEFINITION OF PERSON. For purposes of this Agreement, "PERSON" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       SECTION 21. GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("LITIGATION") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

       SECTION 22. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability, shall not render invalid or unenforceable any other provision of this Agreement.

       SECTION 23. NO PARTNERSHIP. The obligations of each of the parties to this Agreement are several and not joint. Nothing in this Agreement shall imply or be deemed to imply a partnership, joint venture or other relationship between the parties.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

       UBIQUITEL HOLDINGS, INC.

       By:    _______________________________
              Name:
              Title:



       DLJ MERCHANT BANKING PARTNERS II, L.P.

       By:    DLJ MERCHANT BANKING II, INC.,
              its Managing General Partner


       By:    _______________________________
              Name:
              Title:






















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